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                                                                Exhibit 10(c)(6)

              EMPLOYMENT TERMINATION AND NON-COMPETITION AGREEMENT


          This EMPLOYMENT TERMINATION AND NON-COMPETITION AGREEMENT, dated as of July 20, 2000 (this "Agreement"), is by and between Greg V. Etter ("Executive") and Battle Mountain Gold Company, a Nevada corporation ("BMG").

          WHEREAS, under the terms of the Agreement and Plan of Merger, dated as of June 21, 2000 (the "Merger Agreement"), by and among Newmont Mining Corporation, a Delaware corporation ("Newmont"), BMG, and Merger Sub, BMG will become a wholly-owned subsidiary of Newmont (the "Merger");

          WHEREAS, as a condition to the Merger, Newmont wishes that BMG enter into an agreement with Executive, which will be binding on Newmont as successor to BMG, to protect its investment in BMG by preventing Executive from competing against the business of BMG, as set forth in this Agreement in the event of Executive's termination of employment following the Merger (the "Agreement");

          WHEREAS, Executive is willing to enter into such and Agreement in exchange for the payment and provision to Executive of certain amounts and benefits as provided in this Agreement; and

          NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

          1.  Defined Terms.  All capitalized terms used in this Agreement shall
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have the meanings given to them in the Merger Agreement unless otherwise defined in this Agreement.

          2.   Termination of Employment Agreement; Payments and Benefits.
               ----------------------------------------------------------

          (a) BMG and Executive agree that in the event that Executive's employment is terminated for any reason following the consummation of the Merger, the provisions of this Agreement shall be of full force and effect and shall be binding upon the parties; provided that this Agreement shall have no effect on the Executive's rights or obligations under any other arrangements with the BMG.
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          (b) In consideration of the covenants of executive contained in this
Agreement, BMG covenants and agrees as follows:


                    (i) BMG shall pay to Executive an amount equal to Two Hundred Seventy-Five Thousand Dollars (US$275,000.00) for the one year period from and after the date of termination of Executive's employment with BMG following the Closing under the Merger Agreement (the "Restricted Period"), which amount shall be payable, by wire transfer of immediately available funds to an account nominated by Executive, on the first day of the month next following the date of the termination of Executive's employment (or, if any such payment date is not a business day, on the first business day after such payment date).

                    (ii) All amounts payable under this Agreement are payments "in the nature of compensation" within the meaning of Code Section 280G. No amount payable under this Agreement shall be treated as a "parachute payment" within the meaning of Code Section 280G for purposes of (i) any agreement between the BMG and the Executive or
          (ii) any plan or arrangement of BMG (or its Affiliates) for the benefit of Executive, and no amount payable to Executive under the terms of this Agreement shall be reduced or serve as the basis for a reduction of any other amounts due Executive from the Company or its Affiliates.

          3.  Agreement Not To Compete.  In exchange for the consideration
              -------------------------
described in Section 2(b) and other good and valuable consideration, Executive covenants and agrees that he will not, for a period of one year commencing on the date of Executive's termination of employment, unless (i) acting with the prior written consent of BMG or (ii) following the termination of this provision under Section 7 or otherwise:

          (a) directly or indirectly, own or participate in, or be connected with, as an officer, director, employee, manager, agent, stockholder, partner, member, co-venturer, investor, creditor, consultant or advisor, or in any other capacity, with any Restricted Entity (as defined below), except as the holder of not more than 1% of the outstanding capital securities of a Restricted Entity. For purpose of this Agreement, "Restricted Entity" shall mean any of the entities whose names appear on Appendix A hereto.

          (b) solicit, induce or attempt to hire, or hire any employee of BMG or Newmont, or assist in such hiring by any other person or business entity or induce or encourage any such employee to terminate his or her employment with any of the Companies, except where such solicitation, inducement, attempt to hire or hire occurs by or as the result of a general public solicitation; or

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          (c) induce or attempt to induce any person, business or entity that is an advertiser with or supplier of BMG or Newmont, or that otherwise is a contracting party with any of the Companies, as of the date of this Agreement, or at any time during the term of this Agreement, to terminate any written or oral agreement or understanding with any of the Companies existing as of the date of this Agreement.

          4.  Specific Performance.  The parties acknowledge and agree that the
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remedies at law for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, each of them agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, such party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          5.  Liquidated Damages.
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          (a) BMG agrees that if BMG (i) fails to make  payment due to Executive under Section 2(b)(i) within three business days after the receipt of demand for such payment or breaches the covenant contained in Section 2(b)(ii), Executive shall be entitled against BMG to receive a lump sum payment of liquidated damages equal to the aggregate amount that would have been payable to Executive under this Agreement in respect of the Restricted Period. Executive shall also be entitled to monthly reimbursement from BMG for any costs, fees or expenses, incurred in good faith, related to the enforcement of his rights under this Agreement, including, but not limits to, attorneys' fees and filing fees.
'
          (b) Should Executive become entitled to a payment under Section 5(a), all other obligations of Executive under this Agreement, including without limitation, all non-compete, non-solicitation and non-inducement obligations, shall cease and be of no further effect.

          6.  Notice.  All notices, requests, demands or other communications in
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connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand; or when sent by facsimile transmission, upon receipt; or when mailed by first class, certified mail, postage prepaid, upon receipt; in each case as follows:


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          (a)  If to Executive:

                    Greg V. Etter
                    4102 Fawn Creek Drive
                    Kingwood, Texas  77339

               with a copy to:

                    Robert B. Schumer, Esq
                    Paul, Weiss, Rifkind, Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, NY

                    Telecopy:  (212) 492-0097

          (b)  If to BMG:

                    Vice President, Human Resources
                    Battle Mountain Gold Company
                    333 Clay Street Suite 4200
                    Houston, Texas  77002

                    Telecopy: (713) 653-7209

               with a copy to:

                    General Counsel
                    Battle Mountain Gold Company
                    333 Clay Street Suite 4200
                    Houston, Texas  77002

                    Telecopy: (713) 650-0600


          7.  Miscellaneous Provisions.
              ------------------------

          (a) This Agreement may be amended only by a written instrument signed by BMG and Executive. No provision of this Agreement may be waived except by an instrument in writing signed by the party sought to be bound.

          (b) If any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a

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range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected by such determination. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions of this Agreement shall remain in full force and effect.

          (c) For purposes of this Agreement, the term "BMG" shall mean BMG and its parent, subsidiaries and affiliates, and the successors and assigns of BMG or any such subsidiary or affiliate.

          (d) This Agreement shall be binding upon Executive and his heirs, executors, administrators, successors and assigns, except that the non-compete obligation under Section 3 shall bind Executive only. This Agreement shall inure to the benefit of BMG and its successors and assigns.

          (e) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without reference to such State's conflicts of laws rules), except with respect to matters governed by federal law relating to radio communications.

          (f) No failure or delay on the part of any party to exercise any right, power or privilege under this Agreement shall be deemed a waiver of any rights or remedies to which such party may be entitled.

          (g) This Agreement may be signed in counterparts, each of which shall be deemed an original and shall together constitute the same agreement.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first written in this Agreement.


                        Executive

                        /s/ Greg V. Etter
                        -----------------------------------
                        Greg V. Etter


                        BATTLE MOUNTAIN GOLD



                        By: /s/ Stanford M. Haley
                           ------------------------
                        Stanford M. Haley
                        Vice President - Human Resources

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